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                     August 6, 2020

       Cindy Xiaofan Wang
       Chief Financial Officer and Executive Vice President
       Trip.com Group Ltd
       968 Jin Zhong Road
       Shanghai 200335
       People   s Republic of China

                                                        Re: Trip.com Group Ltd
                                                            Form 20-F for
Fiscal Year Ended December 31, 2019
                                                            Filed April 9, 2020
                                                            File No. 001-33853

       Dear Ms. Wang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services